Exhibit 99.1
Healthcare Services Group, Inc.
Reports Q3 2021 Results

BENSALEM, PA, October 20, 2021 (BUSINESS WIRE) -- Healthcare Services Group, Inc. (NASDAQ:HCSG) (the “Company”) reported for the three months ended September 30, 2021 revenue of $415.6 million and net income of $9.5 million, or $0.13 per basic and diluted common share. The Company’s Board of Directors declared a quarterly cash dividend of $0.21 per common share, the 73rd consecutive increase since the initiation of dividend payments in 2003.

Ted Wahl, Chief Executive Officer, stated, “Our third quarter results reflect the impact of the supply chain disruption, labor availability, and significant inflation in the cost of goods that many industries have experienced. Further, the Delta variant surge, vaccine mandates and a broad workforce exit had an adverse impact on nursing homes and contributed to rapid inflation during the quarter. Despite these challenges, we remained steadfast in our commitment to supporting our customers in caring for their patients and residents, and our entire team rallied together in this effort. I am extremely proud of the hard work and dedication our employees demonstrated this quarter, particularly in the current environment.”

Mr. Wahl continued, “In response to these challenges, we are taking decisive action to bring stability and order to the facilities we serve including making additional investments in recruiting, increasing wage rates and premium pay, introducing referral and retention bonuses, and leveraging vendor partnerships to mitigate food supply challenges, just to name a few. While we expect these market conditions to persist in the near term, ultimately we expect that our efforts to secure wage rate and food cost increases from our customers will eliminate the need for these extraordinary actions and related costs.”

Mr. Wahl concluded, “Looking ahead, we will continue to closely monitor industry recovery, occupancy trends and further government funding. While the unprecedented environment is a headwind on revenue growth and profitability, we remain confident in the longer-term growth outlook for the Company given our market leadership, efficient operating model and attractive demographics.”

Third Quarter Results

Revenue for the quarter was $415.6 million, with housekeeping & laundry and dining & nutrition segment revenues of $203.4 million and $212.2 million, respectively.

Direct cost of services was reported at $364.8 million, or 87.8%. Cost of services included new business start-up costs of $2.3 million, primarily related to the addition of new dining & nutrition service agreements with existing housekeeping & laundry customers. Cost of services was also impacted by a $7.7 million increase in labor costs primarily driven by higher premium pay and employee bonuses. Cost of services also included a 4.1% increase in menu item costs, compared to Q2, resulting in increased food spend of $2.5 million.

Housekeeping & laundry and dining & nutrition segment margins were 8.5% and 3.4%, respectively.

Selling, general, and administrative (“SG&A”) was reported at $38.8 million; after adjusting for the $0.2 million decrease in deferred compensation, actual SG&A was $39.0 million. SG&A was impacted by $1.0 million of start-up related costs and $0.6 of SEC-related legal costs.

The Company reported an effective tax rate of 21.3%.

Exhibit 99.1
Cash outflow from operations for the quarter was $23.1 million and was impacted by a $16.0 million increase in accrued payroll, a $12.0 million increase in accounts receivable related to the recent addition of new dining & nutrition service agreements with existing housekeeping & laundry customers and the $6.0 million SEC settlement. DSO for the quarter was 64 days.

Dividend & Share Repurchase

The Company’s Board of Directors declared a quarterly cash dividend of $0.21 per common share, payable on December 23, 2021 to shareholders of record at the close of business on November 19, 2021. This represents the 74th consecutive quarterly cash dividend payment, as well as the 73rd consecutive increase since the initiation of quarterly cash dividend payments in 2003. Additionally, the Company repurchased $3.6 million of its common stock, pursuant to its previous authorization, during the quarter. The Company remains authorized to repurchase 1.4 million shares of the Company’s common stock pursuant to the previous Board of Directors’ authorization.

Board of Director Appointment

The Board of Directors of the Company appointed Kurt Simmons, Jr., CPA, MBA as a member of the Board and Audit Committee, effective November 1, 2021. Mr. Simmons is an audit partner at WithumSmith+Brown, PC, a registered public accounting firm. Mr. Simmons’ experience includes audit and consulting services regarding Sarbanes-Oxley 404 integrated audits, technical accounting and due diligence for domestic and international clients. He is a past member of the National Association for Black Accountants and previously served on the Board of the New Jersey Technology Advisory Council. Kurt is currently a member of the Association for Corporate Growth.

“We are thrilled to welcome Kurt to our Board of Directors. He is a respected leader and seasoned professional who will undoubtedly bring fresh perspective and insight as we work to fulfill our Vision,” said Mr. Wahl. “The breadth and depth of Kurt's expertise further underscores the Board and management team’s commitment to maintaining strong internal controls and adhering to best practices for compliance and corporate governance."

“I am honored to be named a Board member for the leading service provider in the healthcare space,” said Mr. Simmons. “HCSG continues to be an innovative organization with a clear vision for serving the evolving needs of its customers and the patients and residents they serve.”

Conference Call and Upcoming Events

The Company will host a conference call on Wednesday, October 20, 2021, at 8:30 a.m. Eastern Time to discuss its results for the three months ended September 30, 2021. The call may be accessed via phone at 877-395-7164. The call will be simultaneously webcast under the “Events & Presentations” section of the Investor Relations page on the Company’s website, www.hcsg.com. A replay of the webcast will also be available on the website for one year following the date of the earnings call.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release and any schedules incorporated by reference into it may contain forward-looking statements within the meaning of federal securities laws, which are not historical facts but rather are based on current expectations, estimates and projections about our business and industry, and our beliefs and assumptions. Words such as “believes,” “anticipates,” “plans,” “expects,” “estimates,” “will,” “goal,” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our plans will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking information is also subject to various risks and uncertainties. Such risks and uncertainties include, but are not limited to, risks arising from our providing services to the healthcare industry, primarily providers of long-term care; the impact of and future effects of the COVID-19 pandemic or other potential pandemics; having a significant portion of our consolidated revenues contributed by one customer during the nine months ended September 30, 2021; credit and collection risks associated with the healthcare industry; our claims experience related to workers’ compensation and general liability insurance (including any litigation claims, enforcement actions, regulatory actions and investigations arising from personal injury and loss of life related to COVID-19); the effects of changes in, or interpretations of laws and regulations governing the healthcare industry, our workforce and services provided, including state and local regulations pertaining to the taxability of our services and other labor-related matters such as minimum wage increases; the Company's expectations with respect to selling, general, and administrative expense; continued realization of tax benefits arising from our corporate reorganization and self-funded health insurance program; the impact of the Securities and Exchange Commission investigation and related class action lawsuit; risks associated with the reorganization of our corporate structure; and the risk factors described in Part I of our Form 10-K for the fiscal year ended December 31, 2020 under “Government Regulation of Clients,” “Service Agreements and Collections,” and "Competition" and under Item IA. “Risk Factors” in such Form 10-K.

These factors, in addition to delays in payments from customers and/or customers in bankruptcy, have resulted in, and could continue to result in, significant additional bad debts in the near future. Additionally, our operating results would be adversely affected by continued inflation particularly if increases in the costs of labor and labor-related costs, materials, supplies and equipment used in performing services (including the impact of potential tariffs and COVID-19) could not be passed on to our customers.

In addition, we believe that to improve our financial performance we must continue to obtain service agreements with new customers, retain and provide new services to existing customers, achieve modest price increases on current service agreements with existing customers and/or maintain internal cost reduction strategies at our various operational levels. Furthermore, we believe that our ability to sustain the internal development of managerial personnel is an important factor impacting future operating results and the successful execution of our growth strategies.

Healthcare Services Group, Inc. is the largest national provider of professional housekeeping, laundry and dietary services to long-term care and related health care facilities.

Company Contacts:

Theodore Wahl	Matthew J. McKee
President and Chief Executive Officer	Chief Communications Officer

215-639-4274
investor-relations@hcsgcorp.com

HEALTHCARE SERVICES GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(in thousands, except per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenues	$415,590	$435,947	$1,221,512	$1,337,126
Operating costs and expenses:
Cost of services provided	364,822	365,443	1,037,852	1,140,116
Selling, general and administrative	38,780	37,337	128,818	108,819
Income from operations	11,988	33,167	54,842	88,191
Other income, net:
Investment and other income, net	133	3,965	5,294	6,135
Income before income taxes	12,121	37,132	60,136	94,326
Income tax expense	2,581	9,488	16,378	23,391

Net income	$9,540	$27,644	$43,758	$70,935

Basic earnings per common share	$0.13	$0.37	$0.58	$0.95

Diluted earnings per common share	$0.13	$0.37	$0.58	$0.95

Cash dividends declared per common share	$0.21000	$0.20500	$0.62625	$0.61125

Basic weighted average number of common shares outstanding	74,943	74,700	74,983	74,684

Diluted weighted average number of common shares outstanding	75,076	74,777	75,170	74,768

HEALTHCARE SERVICES GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands)

	September 30, 2021	December 31, 2020
Cash and cash equivalents	$79,582	$139,330
Marketable securities, at fair value	125,583	125,012
Accounts and notes receivable, net	289,727	255,474
Other current assets	71,174	52,587
Total current assets	566,066	572,403

Property and equipment, net	27,817	26,561
Notes receivable - long-term	30,651	34,417
Goodwill	65,545	51,084
Other intangible assets, net	17,039	18,187
Deferred compensation funding	50,711	46,825
Other assets	35,776	35,554
Total Assets	$793,605	$785,031

Accrued insurance claims - current	$24,164	$21,610
Other current liabilities	129,692	140,650
Total current liabilities	153,856	162,260

Accrued insurance claims - long-term	63,135	60,818
Deferred compensation liability	50,747	46,827
Other non-current liabilities	45,662	34,665

Stockholders' equity	480,205	480,461
Total Liabilities and Stockholders' Equity	$793,605	$785,031